EXHIBIT 10.29

AMENDMENT NO. 10 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of December 20, 2007, is entered into by and among is entered into by and among Superior Commerce LLC, a Delaware limited liability company (“SPE”), SCP Distributors LLC, a Delaware limited liability company, as initial Servicer (together with SPE, the “Seller Parties” and each, a “Seller Party”), JS Siloed Trust (the “Trust”), and JPMorgan Chase Bank, N.A. f/k/a Bank One, NA (Main Office Chicago), individually (together with the Trust, the “Purchasers”) and as agent for the Purchasers (in such capacity, the “Agent”), and pertains to that certain RECEIVABLES PURCHASE AGREEMENT dated as of March 27, 2003 by and among the parties hereto other than the Trust (as has been amended prior to the date hereof, the “RPA”).  Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the RPA.

PRELIMINARY STATEMENTS

SPE has requested that the Agent and the Purchasers amend certain provisions of the RPA; and

The Agent and the Purchasers are willing to amend the requested provisions on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                Section 1.                      Amendments.

(a) The definitions of the following terms set forth in Exhibit I to the RPA are hereby deleted in their entirety:

“Consolidated EBITDA”

“Consolidated EBITR”

“Consolidated Indebtedness”

“Consolidated Interest Expense”

“Consolidated Net Income”

“Consolidated Net Worth”

“Consolidated Rentals”

“EBITR”

(b) The following new definitions are hereby inserted into Exhibit I to the RPA in their appropriate alphabetical order:

“Accounts Securitization” means, with respect to POOLCORP and its Subsidiaries (other than Seller), any pledge, sale, transfer, contribution, conveyance or other disposition of (a) “accounts”, “chattel paper”, “instruments” or “general intangibles” (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment or similar charges (such items, the “Securitized Receivables”), (b) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Securitized Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (c) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Securitized Receivable, (d) all insurance contracts, service contracts, books and records associated with such Securitized Receivable, (e) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (f) cash collections and cash proceeds of such Securitized Receivable and (g) any proceeds of the foregoing (all such items referenced in clauses (a) through (g), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such Transferred Assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to POOLCORP or any Subsidiary in connection with all such transactions shall not at any time exceed $175,000,000; and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be without recourse to POOLCORP or any of its Subsidiaries (other than Seller) except with respect to (i) reductions in the balance of such Securitized Receivable as a result of any defective or rejected goods or set off by the obligor of such Securitized Receivable transferred by such Person, (ii) breaches of representations or warranties by such Person in the Receivables Sale Agreement or any other receivables sale agreements which contain representations and warranties which are no broader in scope and obligation than the representations and warranties contained in the Receivables Sale Agreement and (iii) indemnification of Seller, to the extent provided in the Receivables Sale Agreement or any other receivables sale agreements which contain indemnification terms and provisions which are no broader in scope and obligation than the terms and provisions contained in the Receivables Sale Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the associated Capitalized Lease Obligations as of such date, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Average Accounts Securitization Proceeds” means, for any period, as determined on a Consolidated basis, without duplication, for POOLCORP and its Subsidiaries, the average for such period of the total amount of borrowings or issuances of instruments or securities in connection with any Accounts Securitization as of each calendar month end during such period.

“Average Total Funded Indebtedness” means, for any period, as determined on a Consolidated basis, without duplication, for POOLCORP and its Subsidiaries in accordance with GAAP, the average for such period of the Total Funded Indebtedness as of each calendar month end during such period.

“Average Total Leverage Ratio” means, for any date, the ratio of (a) the sum of (i) the Average Total Funded Indebtedness for the period of twelve (12) consecutive months ending on or immediately prior to such date plus (ii) the Average Accounts Securitization Proceeds for the period of twelve (12) consecutive months ending on or immediately prior to such date to (b) EBITDA for the period of twelve (12) consecutive months ending on or immediately prior to such date.

“Consolidated” means, when used with reference to financial statements or financial statement items of POOLCORP and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for POOLCORP and its Subsidiaries in accordance with GAAP:  (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) Rental Expense, (vi) non-cash stock option expense and (vii) extraordinary losses incurred other than in the ordinary course of business less (c) any extraordinary gains realized during such period other than in the ordinary course of business.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, with respect to POOLCORP and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capitalized Leases and all net payment obligations pursuant to Hedging Agreements) of POOLCORP and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Net Income” means, with respect to POOLCORP and its Subsidiaries, for any period of determination, the net income (or loss) of POOLCORP and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which POOLCORP or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to POOLCORP or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to POOLCORP or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capitalized Lease.

“POOLCORP” means Pool Corporation, a Delaware corporation formerly known as SCP Pool Corporation.

“Rental Expense” means, with respect to POOLCORP and its Subsidiaries for any period, the aggregate fixed amounts payable with respect to Operating Leases of POOLCORP and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Total Funded Indebtedness” means, with respect to POOLCORP and its Subsidiaries at any date and without duplication, the sum of the following:

(i)           all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(ii)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

(iii)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capitalized Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(iv)           all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(v)           all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; and

(vi)           all Contingent Obligations of any such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above.

For all purposes hereof, the Total Funded Indebtedness of any Person shall include the indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

(c) The definitions of the terms below set forth in Exhibit I to the RPA are hereby amended and restated in their entirety to read, respectively, as follows:

“Contingent Obligation” means, with respect to POOLCORP and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for POOLCORP and its Subsidiaries throughout the period indicated and (subject to the next sentence) consistent with the prior financial practice of the US Borrower and its Subsidiaries.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Seller Parties or the Required Financial Institutions shall so request, the Agent, the Purchasers and the Seller Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Seller Parties shall provide to the Agent and the Purchasers financial statements and other documents required under the Transaction Documents or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

(d) Sections 9.1(h), (i) and (j) of the RPA are hereby amended and restated in their entirety to read as follows:

(h)           As of any fiscal quarter end of POOLCORP, the Average Total Leverage Ratio shall be greater than or equal to 3.25 to 1.00.

(i)           [intentionally deleted].

(j)           As of any fiscal quarter end of POOLCORP, the ratio of (i) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (ii) the sum of (A) Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (B) Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date shall be less than 2.25 to 1.00.

       Section 2.                      Representations and Warranties.  In order to induce the Agent and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agent and the Purchasers that (a) after giving affect to this Amendment each of such Person’s representations and warranties contained in Article II of the RSA or Article V of the RPA, as applicable, is true and correct as of the date hereof, (b) the execution and delivery by such Person of this Amendment, and the performance of its obligations hereunder, are within its corporate or limited partnership, as applicable, powers and authority and have been duly authorized by all necessary corporate or limited partnership, as applicable, action on its part, and (c) this Amendment has been duly executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.                      Condition Precedent. This Amendment shall become effective as of the date first above written upon receipt by the Agent of this Amendment duly executed by each of the parties hereto.

Section 4.                      Miscellaneous.

(a)           Except as expressly modified hereby, the RPA remains unaltered and in full force and effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

(b)

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

SUPERIOR COMMERCE LLC

By:       /s/ Steven Cassanova
Name:  Steven Cassanova
Title:    Treasurer

SCP DISTRIBUTORS LLC

By:       /s/ Mark W. Joslin
Name:  Mark W. Joslin
Title:    Vice President and CFO

JS SILOED TRUST

By:  JPMorgan Chase Bank, N.A., as Administrative Trustee

        /s/ Maureen E. Marcon
By:  Maureen E. Marcon
Its:   Vice President

JPMORGAN CHASE BANK, N.A.,
    as a Financial Institution and as Agent

        /s/ Maureen E. Marcon
By:  Maureen E. Marcon
Its:   Vice President